UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 20, 2016
SUPERVALU INC.
(Exact name of registrant as specified in its charter)

Delaware	1-5418	41-0617000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11840 Valley View Road Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (952) 828-4000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.
On May 20, 2016, SUPERVALU INC. (the “Company”) entered into a Third Amendment and Consent Agreement (the “Amendment”) to the Second Amended and Restated Term Loan Credit Agreement dated as of January 31, 2014 (the “Existing Credit Agreement” and as amended by the Amendment, the “Credit Agreement”), by and among the Company, as Borrower, the subsidiaries of the Company named as Loan Parties in the Amendment, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent (the “Administrative Agent”), and the lenders party to the Amendment, constituting the “Required Lenders” (as defined in the Credit Agreement).

On July 28, 2015, the Company announced that it is exploring a potential separation of its Save-A-Lot segment, and that as part of that process it had begun preparations to allow for a possible spin-off of Save-A-Lot into a stand-alone, publicly traded company. On January 7, 2016, Save-A-Lot, Inc., a wholly owned subsidiary of the Company (“SpinCo”) filed a Form 10 with the Securities and Exchange Commission (“SEC”) as part of the Company’s ongoing exploration of a potential separation of its Save-A-Lot business segment.

The Amendment permits the Company and its subsidiaries to undertake certain transactions reasonably determined by the Company to be necessary to effectuate the separation of Save-A-Lot and the distribution to the Company’s stockholders of a portion of the shares of common stock of SpinCo (the “Distribution”) and to dispose of the interest in SpinCo that the Company retains in the Distribution, subject to certain conditions. Among other things, the Required Lenders’ consent to the Distribution is conditioned upon SpinCo, Moran Foods, LLC or one or more of their respective subsidiaries incurring indebtedness in an aggregate principal amount of at least $400 million, the Company prepaying at least $350 million in aggregate principal amount of borrowings under the Credit Agreement, and the amount of equity interests of SpinCo distributed in the Distribution being no greater than the minimum amount (as reasonably determined by the Company in good faith) required to satisfy the requirements of Section 355 of the Internal Revenue Code of 1986, as amended. In accordance with the terms of the Amendment, the net cash proceeds of any future disposition of the equity interests in SpinCo that the Company retains in the Distribution could be required to be used to prepay borrowings under the Credit Agreement. No specific timetable for a separation or Distribution has been set and there can be no assurance that a separation or Distribution will be completed or that any other change in the Company’s overall structure or business model will occur.

The Amendment increases the interest rate for borrowings under the Credit Agreement to LIBOR plus 4.50% (with no change to the 1.00% LIBOR floor), subject to a further increase of 0.25% if certain credit rating conditions are not satisfied. The Amendment also increases the Company’s flexibility to execute certain transactions under the Credit Agreement and modifies certain covenants and other provisions of the Existing Credit Agreement. Upon effectiveness of the Amendment, the Company paid “Lenders” (as defined in the Credit Agreement) who executed the Amendment a fee of 0.25% of the principal amount of term loans held by such Lenders, or approximately $3.4 million in total.

The Existing Credit Agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on February 4, 2014.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference.

On May 23, 2016, the Company issued a News Release to announce the Amendment. A copy of the News Release issued by the Company is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Certain of the Lenders, or their affiliates, are also lenders under the Company’s ABL Credit Agreement and may have provided from time to time, and may provide in the future, commercial and investment banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received and may in the future receive customary fees and commissions.

Item 9.01  Financial Statements and Exhibits.
(d)  Exhibits.

Exhibit Number	Description
10.1
Third Amendment and Consent Agreement, dated May 20, 2016, to the Second Amended and Restated Term Loan Credit Agreement, dated January 31, 2014, among SUPERVALU INC., as Borrower, the subsidiaries of the Company named as Loan Parties therein, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and the lenders party thereto.

99.1	News Release of SUPERVALU INC., dated May 23, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	May 23, 2016

SUPERVALU INC.

By: /s/ Bruce H. Besanko

Bruce H. Besanko
Executive Vice President, Chief Operating Officer and
Chief Financial Officer
(Authorized Officer of Registrant)

EXHIBIT INDEX

Exhibit Number	Description
10.1
Third Amendment and Consent Agreement, dated May 20, 2016, to the Second Amended and Restated Term Loan Credit Agreement, dated January 31, 2014, among SUPERVALU INC., as Borrower, the subsidiaries of the Company named as Loan Parties therein, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and the lenders party thereto.

99.1	News Release of SUPERVALU INC., dated May 23, 2016